Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

Sept. 28, 2010

Zollars to Retire from YRC Worldwide

Following Completion of Comprehensive Recovery Plan

OVERLAND PARK, Kan. – YRC Worldwide Inc. (Nasdaq: YRCW) announced today that William D. Zollars, chairman, president and chief executive officer, has informed the company’s board of directors of his decision to retire from the company upon the successful completion of YRC Worldwide’s comprehensive recovery plan. Zollars and the board have agreed that he will retain his current positions through the finalization of the process and until a new CEO is named.

“Upon the successful resolution of many of our recent business challenges, the time would be right for me to hand over the reins to new leadership,” said Zollars. “I am particularly proud of all we, as an organization, have accomplished over the past two years. We have faced unprecedented challenges and had to deal with the most difficult economic environment our industry has ever experienced. I am especially grateful to my team and the many stakeholders who partnered with us to put the company on an operationally and financially stable path to recovery. By informing the board now of my decision, we will have sufficient time to identify my successor and ensure a seamless transition to new leadership.”

John A. Lamar, lead director for YRC Worldwide, commenting for the board, said, “We are grateful to Bill for his exemplary leadership, first directing the company’s business expansion over more than a decade, and most recently switching gears to help navigate the organization through its most challenging period. We are pleased that he will remain at the helm through this process as we work together to identify his successor.”

The company said it would seek candidates from both inside and outside the organization.

Zollars, 62, leads one of the largest and most recognizable global transportation providers. He was named to his current position in November 1999. Prior to that, Zollars was president of Yellow Transportation, Inc., a predecessor company of YRCW. He serves on the boards of CIGNA Corporation, Cerner Corporation, The Business Roundtable, National Association of Manufacturers, United Way of Greater Kansas City, American Trucking Associations and The Carlson School of Management at the University of Minnesota.

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Forward-Looking Statement:

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “upon,” “would” and similar expressions are intended to identify forward-looking statements. The company’s expectations regarding a successful completion of its comprehensive recovery plan are only its expectations regarding these matters. The company’s ability to complete its comprehensive recovery plan is dependent on a variety of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation) the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors, including the company’s ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about the company’s ability to continue as a going concern, that are from time to time included in the company’s reports filed with the Securities and Exchange Commission (the “SEC”), including the company’s Annual Report on Form 10-K for the year ended December 31, 2009. See “Risks and Uncertainties Regarding Future Liquidity” under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 that the company filed with the SEC for a more complete description of the company’s liquidity risks.

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About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren
913-696-6108
paul.liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide